Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Openwave Systems Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 to be filed on or about January 12, 2006 of Openwave Systems Inc. of our reports dated September 12, 2005, with respect to the consolidated balance sheets of Openwave Systems Inc. and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended June 30, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005, and the effectiveness of internal control over financial reporting as of June 30, 2005, which reports appear in the June 30, 2005, annual report on Form 10-K of Openwave Systems Inc.

The audit report covering the consolidated financial statements refers to a change in accounting for goodwill and other intangible assets effective July 1, 2002.

/s/ KPMG LLP

Mountain View, California

January 11, 2006